Exhibit 99

Titan International, Inc.
2701 Spruce Street
Quincy, IL 62301

June 15, 2018

CONTACT:
Todd Shoot
Treasurer & VP, Investor Relations
217-221-4416

Titan International, Inc. Announces David A. Martin as Senior Vice President and Chief Financial Officer

QUINCY, IL.- The Board of Directors of Titan International, Inc. (the “Company” or “Titan”) announced today they have named David A. Martin as the Company’s Senior Vice President and Chief Financial Officer effective June 14, 2018. In such capacity, Mr. Martin assumed the additional role of the Company’s principal financial officer. Mr. Martin will report directly to the Company’s President and Chief Executive Officer, Paul G. Reitz.

Prior to joining Titan, Mr. Martin served from 1993 to 2018 in various roles at Aegion Corporation, a global company with over $1.3 billion in annual revenue in 2017. Aegion Corporation is listed on the Nasdaq Global Select Market and is a technology/service provider maintaining, protecting, and strengthening infrastructure, primarily pipelines. Mr. Martin's roles included serving as the company's Chief Financial Officer from 2007 to November 2017. Mr. Martin holds a B.S. in Accounting from the University of Tennessee and is a Certified Public Accountant.

Amy S. Evans, the Company's Vice President and Chief Accounting Officer, has served as Titan's Interim Chief Financial Officer since May 2, 2018. Ms. Evans will continue in her role as Vice President and Chief Accounting Officer and will continue as the Company's principal accounting officer.
About Titan:
Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in Quincy, Illinois, the company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.

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